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                                                                      Exhibit 99


Acorn Products to Appeal Nasdaq Delisting Determination



COLUMBUS, Ohio, Mar 13, 2001 -- Acorn Products, Inc. (Nasdaq: ACRN) announced today that it had received a Nasdaq Staff Determination on March 6, 2001 indicating that the Company fails to comply with the net tangible assets, minimum bid price and minimum float requirements for continued listing as set forth in Marketplace Rule 4310, and that its common stock, therefore, is subject to delisting from The Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing.

Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor- Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.


_________________
Contact:
      Acorn Products, Inc., Columbus
      John G. Jacob, 614/222-4400